Exhibit 10.33

AMENDMENT TO OFFER LETTER AGREEMENT

The OFFER LETTER AGREEMENT, (the “Agreement”) dated August 12, 2010, by and between Augme Technologies, Inc., a Delaware corporation, with its principal office at 43 W. 24th Street, 11th Floor, New York, NY 10010, (the “Company”) and Phillip Rapp, Jr., (“Employee”) is hereby amended as follows with the remaining provisions of the Agreement remaining in full force and effect.

AMENDMENTS:

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto amend the Agreement as follows:

1.                                       Paragraph 1 shall be replaced to read as follows:

As we discussed, Augme Technologies, Inc., a Delaware Corporation with a principal place of business at 43 West 24th Street Suite 11B, New York, NY 10010  (the “Company”), is pleased to offer you full-time ‘at-will’ employment in the position of Chief Operating Officer for your initial one year term.   If you agree to the terms outlined herein, your employment will commence August 12, 2010 (“Employment Start Date”), and you will receive an initial annual salary of one hundred and fifty thousand dollars ($150,000.00).  Beginning July 1, 2011, your annual salary shall increase to two hundred and twenty five thousand dollars ($225,000.00) and begin your second year term.  Further, you will receive a $3,000 per month expense reimbursement for living costs.

2.                                       Paragraph 3 shall be added as follows:

TERMINATION

Employee’s employment with Employer may be terminated as follows:

(a)                   Termination Without Just Cause.

(i)            Employer, in its sole discretion, may terminate Employee’s employment hereunder for any reason without Just Cause (as defined below), at any time, by giving written notice to Employee of such intent.

(ii)           If Employer terminates Employee’s employment hereunder without Just Cause Employer shall continue to pay to Employee his then-current base salary for a period of twelve months, and it also shall pay his any accrued but unpaid vacation time, any other accrued but unpaid benefits and reimbursement of all unpaid business expenses (in each case, as of the date of termination) (collectively the “Continued Benefits”). Upon the effective date of termination, any bonus earned shall be due and payable.

(b)           Termination With Just Cause.

(i)            Employer may immediately terminate Employee’s employment hereunder for Just Cause (as defined below) at any time upon delivery of written notice to Employee.

(ii)           For purposes of this Agreement, the phrase “Just Cause” means: (A) Employee’s material fraud, gross malfeasance, gross negligence, or willful misconduct done in bad faith, with respect to Employer’s business affairs; (B) Employee’s refusal or repeated failure to follow Employer’s established reasonable and lawful policies of Employer; (C) Employee’s material breach of this Agreement; or (D) Employee’s conviction of a felony or crime involving moral turpitude.

(iii)          If Employee’s employment hereunder is terminated by Employer for Just Cause, Employer will be required to pay to Employee only that portion of his Base Salary, accrued vacation, and to the extent required under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan, all as earned through the date of termination.

(c)                   For Good Reason.

(i)            Employee may terminate employment hereunder For Good Reason (as defined below), at any time, by giving written notice to Employer of such intent at least 30 days in advance of the effective date of termination.

(ii)           For purposes of this Agreement, the phrase “For Good Reason” means (A) any reduction in duties, responsibility, position or compensation; (B) relocation of the Employee from the Atlanta area; (C) Employer’s material breach of this Agreement; or (D) Employer’s refusal or failure to establish and follow lawful policies and practices.

(iii)          If Employee terminates employment hereunder For Good Reason, Employer shall continue to pay to Employee the Continued Benefits for the Continuation Period.  Employee shall be entitled to continued participation in all medical and disability plans, to the extent such plans are provided by Employer, at the same benefit level at which he was participating on the date of termination of the Employee’s employment until the expiration of the Continuation Period.

(d)                   Disability and Death.

Employee’s employment hereunder will be terminated immediately upon his disability (as determined for purposes of Employer’s long-term disability plan) or his death.  If Employee’s employment is terminated; (i)  due to such disability due to the inability to perform essential job functions and inability to work at all for a lengthy period of time;  or (ii)  death, Employee or Employee’s estate, as the case may be, shall receive, in addition to the amounts payable under Employer’s short-term and long-term disability plans or life insurance plans (as applicable), only his base salary and accrued vacation, earned through the date of termination, and to the extent required under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan.  Employee or Employee’s estate, as the case may be, will not by operation of this provision forfeit any rights in which Employee is vested at the time of Employee’s disability or death.

IN WITNESS WHEREOF, this amendment is dated as of the 27th day of June, 2011.

On Behalf of Employer

By:
Paul R. Arena, Chief Executive Officer

By:
Phillip Rapp, Jr., Employee